Exhibit 23.1

To the Board of Directors of Akanda Corp.

We hereby consent to the incorporation by reference in each of the Akanda Corp.’s Registration Statements on Form S-8 (No. 264450, No. 267976 and No. 273245) of our report dated April 30, 2024, relating to the consolidated financial statements of Akanda Corp., which appears in this Form 20-F.

May 13, 2024

We have served as the Company’s auditor since 2022

Los Angeles, California

PCAOB ID Number 6580